Exhibit 4.31

Exhibit B

Dated 28 November 2016

POSEIDON NAVIGATION CORP.
(the Owner)

to

CONSQUISTADOR SHIPPING CORPORATION
(the Mortgagee)

FIRST PREFERRED LIBERIAN SHIP MORTGAGE

M/V NIKIFOROS
Official No 17011

THIS FIRST PREFERRED MORTGAGE is made this 28 th day of November 2016 by POSEIDON NAVIGATION CORP. a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Majuro Road Majuro Island, Marshall Islands MH 969690 (hereinafter called the "Owner") in favor of CONQUISTADOR SHIPPING CORPORATION a corporation organized and existing under the laws of St. Kitts and Nevis with its registered office at P.O Box 583, Government Road, Charlestown, Nevis (the "Mortgagee")

WHEREAS:

(A) The Owner is the sole owner of the whole of the motor vessel M/V NIKIFOROS Official No 17011, of approximately 26062 gross tons and approximately 14899 net tons, built in 1996 at Hashihama Shipbuilding Co.,Ltd.in Japan and duly registered and documented in the name of the Owner under the laws of the Republic of Liberia with her home port being Monrovia, Liberia (the "Vessel", which term means the whole of the vessel herein described and includes her engines, machinery, boats, boilers, masts, rigging, anchors, chains, cables, apparel, tackle, outfit, spare gear, fuel, consumable and other stores, freight, furniture, capstans, outfits, tools, pumping and other equipment, belongings and all other appurtenances, whether on board or ashore, whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to the said vessel, or any part thereof, or in or to the stores, belongings and appurtenances aforesaid).

(B) Pursuant to a Memorandum of Agreement dated ~~21st~~ 28th day of November 2016 (the "MOA") made between the Owner, as Seller, and the Mortgagee, as Buyer, the Mortgage has agreed to make available to the Owner a Deposit in the principal amount of USD 1.000.000 (the "Deposit") on the terms and conditions therein contained.

(C) As provided in MOA, the Deposit shall be repaid as follows:

-As per Clause 25 of the MOA: Sixty (60) days after the day of receipt of the Deposit with installments of USD 50.000 and

a) As per Clause 3 of the MOA , through the Balance Payment from the Buyers to the Sellers which will constitute the difference of the Purchase Price, less the Deposit paid, less outstanding amounts from the Sellers to the Buyers or
b) As per Clause 8 of the MOA in the event of cancellation of the deal, through refund of the Deposit money along with interest at the rate of 11% on the total deposit

(D) Pursuant to the MOA, it is a condition to the advance of the MOA that the Owner execute and record this First Preferred Mortgage (hereinafter called the "Mortgage") on the Vessel for the purpose of securing the Deposit and all other sums of money owing to the Mortgagee by the Owner from time to time under the MOA and this Mortgage (collectively hereinafter called the "Obligations").

(E) The Owner, in order to secure the repayment of the Obligations, and to secure the performance and observance of and compliance with, all the covenants, terms and conditions in the MOA and in this Mortgage contained, expressed or implied, to be performed, observed and complied with by and on the part of the Owner, has duly authorized the execution and delivery of this First Preferred Mortgage under and pursuant to the Laws of the Republic of Liberia i.e. Chapter 3, Title 21 of the Liberian Code of Laws of 1956, as amended.

NOW THIS MORTGAGE WITNESSETH AND IT IS HEREBY AGREED as follows:

1.

(A) In this Mortgage unless the context otherwise requires:

"Insurance" includes all policies and contracts of insurance including without limitation all entries in any protection and indemnity or war risks associations, which have been or are from time to time taken out in respect of the Vessel, her earnings, disbursements and otherwise in connection with the Vessel and all the benefits thereof, including all claims of whatsoever nature and returns of premiums or otherwise howsoever in connection with the Vessel;

"Insurers" means such brokers, insurance companies, underwriters, war risks associations and protection and indemnity risks associations as shall from time to time be approved in writing by the Mortgagee for the purpose of effecting the Insurance;

"person" includes any body of persons corporate or unincorporate;

"Security Period" means the period commencing on the date of recordation of this Mortgage and terminating upon discharge of the security created by this Mortgage by payment of all moneys secured hereunder;

"war risks" includes the risk of mines and all risks excluded from the standard form of marine policy by the free of capture and seizure clause.

(B) Terms and expressions used herein but not otherwise defined herein shall bear the meanings ascribed to them in the MOA.

2. In consideration of the premises and in order to secure the payment of the Obligations and to secure the performance and observance of and compliance with the covenants, terms and conditions in this Mortgage and in the MOA contained, expressed or implied, the Owner has granted, conveyed, mortgaged, and set over and does by these presents grant, convey, mortgage and set over the whole of the Vessel to the Mortgagee, its successors and assigns, TO HAVE AND TO HOLD the same unto the Mortgagee its successors and assigns forever upon the terms herein set forth for the enforcement of the payment of the Obligations

and to secure the performance and observance of and compliance with the covenants, terms and conditions in this Mortgage and the MOA.

Provided only and the condition of these presents is such that if the Owner, its successors or assigns, shall pay or cause to be paid to the Mortgagee, its successors or assigns, the Obligations as and when the same shall become due and payable in accordance with the terms and conditions in the MOA and this Mortgage contained, expressed or implied, to be performed, observed or complied with by and on the part of the Owner, then these presents and the rights hereunder shall cease determine and be void, otherwise to be and remain in full force and effect.

3. For the consideration aforesaid the Owner hereby covenants with the Mortgagee that the Owner will pay the full amount of all moneys comprising the Obligations as and when the same shall become due and payable in accordance with the terms of the MOA and this Mortgage.

4. It is declared and agreed that the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment of the Obligations and the performance and observance of and compliance with all of the covenants, terms and conditions herein and in the MOA contained and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Mortgagee for all or any part of the moneys hereby and thereby secured and that every power and remedy given to the Mortgagee hereunder shall be an addition to and not a limitation of any and every other power or remedy vested in the Mortgagee under the MOA or at law and that all the powers so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient.

5. The Owner further covenants with Mortgagee and undertakes:

(A) (i) To insure the Vessel and keep the Vessel insured against such risks and at the expense of the Owner in accordance with the terms of the MOA, and to otherwise comply with all its covenants and undertakings set out in the MOA;

(ii) To renew the Insurances at least fourteen (14) days before the relevant policies or contracts expire;

(iii) Punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts when so required by the Mortgagee;

(iv) To arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association;

(B) To keep the Vessel registered as a Liberian vessel and to do or suffer to be done nothing whereby such registration may be forfeited or imperiled;

(C) To keep the Vessel in good and efficient state of repair as to maintain her present class and to comply with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws and the flag of the Republic of Liberia and to procure that all repairs to, or replacement of, any damaged worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel;

(D) To submit the Vessel regularly to such periodical or other surveys as may be required for classification purpose and if so required to supply to the Mortgagee copies of all survey reports issued in respect thereof;

(E) To permit the Mortgagee by surveyors or other persons appointed by it in that behalf to board the Vessel at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying themselves in regard to proposed or executed repairs and to afford all proper facilities for such inspection;

(F) To pay and discharge all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against the Vessel and in event of arrest of the Vessel pursuant to legal process or in event of her detention in exercise or purported exercise of any such lien as aforesaid to procure the release of the Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require;

(G) Not to employ the Vessel or suffer her employment in any trade or business which is forbidden by international law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation or to destruction seizure or confiscation and in event of hostilities in any part of the world (whether war be declared or not) not to employ the Vessel or suffer her employment in carrying any contraband goods or to enter or trade to or to continue to trade in any zone after it has been declared a war zone by any Government or by the Vessel's War Risks Insurers unless the Mortgagee shall have first given its consent thereto in writing any there shall have been effected by the Owner and at its expense such special insurance cover as the Mortgagee may require;

(H) Promptly to furnish to the Mortgagee such information as it may from time to time require regarding the Vessel, her employment position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever concerning her;

(I) Not to mortgage, charge or otherwise assign the Vessel nor her Insurances or to suffer the creation of any such mortgage, charge or assignment as aforesaid to or in favor of any person other than the Mortgagee;

(J) Not without the previous consent in writing of the Mortgagee (and then only subject to such terms as the Mortgagee may impose) to sell, agree to sell or otherwise dispose of the Vessel or any share therein;

(K) To pay to the Mortgagee on demand all moneys whatsoever which the Mortgagee shall or may expend, be put to or become liable for in or about the protection, maintenance or enforcement of the security created by this Mortgage or in or about the exercise by the Mortgagee or any of the powers vested in it hereunder;

(L) To cause this Mortgage to be recorded as prescribed by Chapter 3 of Title 21 of the Liberian Code of Laws of 1956, as amended, and otherwise comply with and satisfy all the requirements and formalities established by the said Code of Laws and any other pertinent legislation of the Republic of Liberia to perfect this Mortgage as a valid and enforceable first and preferred lien upon the Vessel and to furnish to the Mortgagee from time to time such proofs as the Mortgagee may reasonably request for its satisfaction with respect to the Owner's compliance with the provisions of this sub-clause;

(M) At all times to carry on board the Vessel a duly certified copy of this Mortgage (which shall form a part of the Vessel's documents) and to cause the same to be shown to any person having business with the Vessel which might create or imply any commitment or encumbrance whatsoever on the Vessel and to place and maintain in a conspicuous place in the navigation room and in the cabin of the Master of the Vessel a printed notice in the following form:

"NOTICE OF MORTGAGE "

This vessel is subject to a First Preferred Mortgage made by POSEIDON NAVIGATION CORP. as owner, to CONQUISTADOR SHIPPING CORPORATION as mortgagee, pursuant to the provisions of Chapter 3, Title 21 of the Liberian Code of Laws of 1956, as amended. Under the terms of the said Mortgage, neither the Shipowner, nor any charterer or the Master of this Vessel has any power, right or authority whatever to create,

incur or permit to be imposed on this Vessel any lien or encumbrance except for crew's wages and salvage" .

6. The Mortgagee shall without prejudice to its other rights and powers hereunder be entitled (but not bound) at any time and as often as may be necessary to take any such action as it may in its discretion think fit for the purpose of protecting the security created by this Mortgage and each and every expense or liability so incurred by the Mortgagee in or about the protection of the security shall be repayable to it by the Owner on demand.

7. Upon the happening of any of the following events the security created by this Mortgage shall become immediately enforceable:

   (A) An Event of Default occurs under the MOA;

   (B) It becomes impossible or unlawful for the Owner to fulfill any of the covenants and obligations contained in the MOA and/or this Mortgage or for the Mortgagee to exercise the rights or any of them vested in it under the Loan Agreement and/or this Mortgage or otherwise;

   (C) Anything is done or suffered or omitted to be done by the Owner which in the reasonable opinion of the Mortgagee may imperil the security created by the MOA and/or this Mortgage.

8. Upon the security created by this Mortgage becoming immediately enforceable pursuant to Clause 7 hereof the Mortgagee may (in accordance with the provisions of the MOA) by notice of demand given to the Owner declare the Deposit to be forthwith due and payable and the Mortgagee shall become forthwith entitled:

   (A) To exercise all the rights and remedies in foreclosure and otherwise given to the Mortgagee by any applicable law, including those under the provisions of Chapter 3, Title 21 of the Liberian Code of Laws of 1956, as amended and in particular:

   (B) To take possession of the Vessel;

   (C) To require that all policies, contracts and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such adjusters and/or brokers and/or other insurers as the Mortgagee may nominate;

   (D) To collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute

discretion thinks fit and to permit any brokers or others through whom collection or recovery is effected to charge the usual brokerage therefore;

(E) To discharge, compound, release or compromise claims against the Owner in respect of the Vessel which have given or may give rise to any charge or lien on the Vessel or which are or may be enforceable by proceedings against the Vessel;

(F) To sell the Vessel free of any claim of or by the Owner of any nature, and with or without the benefit of any charter party by public auction or private contract and upon such terms as the Mortgagee in its absolute discretion may determine with power to postpone any such sale without being answerable for any loss occasioned by such sale or resulting from postponement thereof;

(G) Pending sale of the Vessel to manage, insure, maintain and repair the Vessel and to employ or lay up the Vessel in such manner and for such period as the Mortgagee in its absolute discretion deems expedient and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangements respecting the Vessel, her insurance, management, maintenance, repair, classification and employment in all respects as if the Mortgagee was the owner of the Vessel and without being responsible for any loss thereby incurred;

(H) To recover from the Owner and any other person who may be liable therefore, on demand any such losses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under sub-clause (G) above;

(I) To recover from the Owner and any other person who may be liable therefore, on demand all expenses, payments and disbursements incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid

Provided always that upon sale of the Vessel or any share therein by the Mortgagee pursuant to sub-clause (F) above shall divest all right, title and interest of the Owner in and to the Vessel and upon such sale, the purchaser shall not be bound to see or inquire whether the Mortgagee's power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefore.

9. The proceeds of any sale made either under the power of sale herein granted or under a judgment or decree in any judicial proceedings for the foreclosure of this

Mortgage or for the enforcement of any remedy granted to the Mortgagee hereunder, or any net earnings arising from the management, operation, charter or other use of the Vessel by the Mortgagee under any of the powers herein reserved or by law or the proceeds of any and all Insurances and any claims for damages on account of the Vessel or the Owner of any nature whatsoever and any net earnings of the Vessel from the operation of the Vessel by the Mortgagee under any of the powers herein contained or by law provided, shall be applied in the first place to pay or retain all such payments, disbursements, expenses and losses whatsoever (together with interest thereon as hereinbefore provided for) as may have been incurred by the Mortgagee in or about or incidental to the exercise by the Mortgagee of the powers specified or otherwise referred to in Clause 8 hereof or any of them and the balance shall be applied in or towards payments of all amounts which may be owing to the Mortgagee under the MOA and this Mortgage and the surplus (if any) shall be paid to the Owner or to whomsoever may be entitled

Provided always that in the event that such balance is insufficient to pay in full the whole of the Obligations the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable therefore.

10. No delay or omission of the Mortgagee to exercise any right or power vested in it under the MOA or this Mortgage shall impair such right or power or be construed as a waiver of, or an acquiescence in any default by the Owner and in the event of the Mortgagee at any time agreeing to waive any such right or power such waiver shall be revocable by the Mortgagee at any time and the right or power shall thenceforth be again exercisable as though there had been no such waiver.

11. The Mortgagee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretion vested in it by this Mortgage or the MOA (including the power vested in it by virtue of Clause 13 hereof) in such manner upon such terms and to such persons as the Mortgagee in its absolute discretion may think fit.

12. The Owner hereby agrees and undertakes to indemnify the Mortgagee against all obligations and liabilities whatsoever and whensoever arising which the Mortgagee may incur in good faith in respect of, in relation to, or in connection with the Vessel and otherwise, howsoever in relation to, or in connection with, any of the matters dealt with in this Mortgage or the MOA.

13. (A) The Owner hereby irrevocably appoints the Mortgagee as its attorney for the duration of the Security Period for the purpose of doing in its name all acts which the Owner itself could do in relation to the Vessel and the Insurances including, without limitation, to demand, collect, receive, compromise, settle, and sue for all freight, earnings, issues, revenues, income and profits from the Vessel, all other sums due or to become due to the Owner or in respect of the Vessel, and to make, give and execute in the name of the Owner discharges for the same, and to take possession of, sell

or otherwise dispose of or manage or employ the Vessel, to execute and deliver charters and a bill of sale with respect to the Vessel, and to endorse and accept in the name of the Owner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing.

Provided however that such power shall not be exercisable by or on behalf of the Mortgagee until the security created by this Mortgage shall have become enforceable pursuant to Clause 7 hereof;

(B) The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether the security created by this Mortgage has become enforceable nor shall any person be in any way affected by notice that such security has not become enforceable and the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

14. The Owner hereby further undertakes at its own expense to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Vessel or perfecting the security constituted by this Mortgage or contemplated by the MOA.

15. For the purposes of recording this Mortgage as required by Chapter 3, Title 21 of the Liberian Code of Laws of 1956, as amended, the total amount is usd 2.000.000 and interest thereon and performance of mortgage covenants.

16. This Mortgage shall be governed by, and construed in accordance with the laws of the Republic of Liberia.

17. (A) The Owner agrees that the Mortgagee shall have liberty but shall not be obliged to take any proceedings in the courts of any country to protect or enforce the security hereby constituted or to enforce any provisions of this Mortgage or to recover payment of the Obligations and for the purpose of any proceedings for the enforcement and execution of this Mortgage the Owner hereby submits to the jurisdiction of the Courts of any country of the choice of the Mortgagee;

(b) If any provision in this Mortgage and/or the MOA be or becomes invalid or unenforceable under any applicable law the provisions thereof shall in all other respects remain in full force and effect and the provision in question shall be ineffective to the extent (but only to the extent) of its disconformity with the requirement of the applicable law and if it is competent to the parties to waive any requirements are hereby waived to the extent permitted by such law to the end that this Mortgage and/or the Loan Agreement shall be valid binding and enforceable in accordance with their respective terms.

18. This Mortgage may be executed in any number of counterparts of which shall be an original but such counterparts shall together constitute but one and the same instrument.

19. In the event that any provision or provisions of this Mortgage shall be declared invalid, void or otherwise inoperative by any present or future court of competent jurisdiction in any country, the Owner will, without prejudice to any other right and remedy of the Mortgagee under the MOA or this Mortgage or either of them, execute and deliver such other and further instruments and do such things as in the reasonable opinion of the Mortgagee and its counsel, will be necessary or desirable to carry out the true intent and spirit of this Mortgage. In any event, any such declaration of partial invalidity shall not affect the validity of any other provision or provisions of this Mortgage, or the validity of this Mortgage as a whole.

20. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the parties hereto shall be deemed to have been given if given in accordance with the MOA.

IN WITNESS whereof this Mortgage has been duly executed the day and year first above written.

By:________________________
Attorney-in-Fact

ACKNOWLEDGEMENT

CITY OF

On this th day of November 2016, before me personally appeared Mr. ………… to me known, who being by me duly sworn deposes and says that he resides at …………………… that he/she is attorney-in-fact of POSEIDON NAVIGATION CORP. the corporation described in and which executed the foregoing instrument and that he signed his name thereto pursuant to authority granted to him by the Board of Directors of said corporation.

____

Republic of Liberia Special Agent

MEMORANDUM OF PARTICULARS

Name of Vessel	Official Number	Gross Tonnage	Net Tonnage
M/V NIKIFOROS	17011	26062	14899

Type of Instrument: First Preferred Mortgage

Date of Instrument: …th November 2016

Mortgagor; Assignor, etc: POSEIDON NAVIGATION CORP.

Mortgagee; Assignee, etc: CONQUISTADOR SHIPPING CORPROATION

Date(s) of Maturity: As per Clause 25, Clause 8 and Clause 3.

Total Amount of Mortgage: USD 2.000.000 and performance of mortgage covenants.

Separate Discharge Amount: None

Evidence of Mortgage Debt (include date and amount): Whereas Clauses (B) and (C) of the Mortgage and the Loan Agreement (as defined in, and a copy of the form of which is attached to, the Mortgage)

If Mortgage is given in continuation of a Prior Mortgage, the date and time (if available) of recordation of the Prior Mortgage: N/A

Intended Effect of Instrument: to create a First preferred Mortgage on the Vessel as security for the obligations of the owner to CONQUISTADOR SHIPPING CORPORATION

By ______________

Attorney-In Fact